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[ARLINGTON HOSPITALITY, INC. LOGO]  ARLINGTON HOSPITALITY, INC.
                                    2355 South Arlington Heights Road -
                                    Suite 400 - Arlington Heights, IL 60005
                                    847-228-5400 Fax: 847-228-5409
                                    www.arlingtonhospitality.com


For Immediate Release
CONTACT:                                              MEDIA CONTACT:
James B. Dale, Chief Financial Officer                Jerry Daly or Carol McCune
847-228-5401 x 361                                    703-435-6293
jimdale@arlingtonhospitality.com                      jerry@dalygray.com



           ARLINGTON HOSPITALITY, INC. ANNOUNCES OCTOBER 2004 RESULTS

                  SELLS AMERIHOST INN IN COLUMBIA CITY, INDIANA


         ARLINGTON HEIGHTS, Ill., November 19, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced October 2004 same-room operating results for the AmeriHost Inn hotels in which the company has an ownership interest, and the sale of the AmeriHost Inn hotel in Columbia City, Ind. The company also has sold its ownership interest in a Days Inn hotel joint venture in November.

OCTOBER RESULTS

         Same-room revenue per available room (RevPAR) in October 2004 increased
2.6 percent to $35.80, compared to October 2003. Occupancy decreased 1.2 percent to 59.1 percent, while average daily rate (ADR) increased 3.8 percent to $60.59. The October 2004 same-room results include 47 AmeriHost Inn hotels, which have been opened for at least 13 months.

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Arlington Hospitality
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
                                                              One Month        Ten Months      Twelve Months
                                                                Ended             Ended            Ended
                                                              October 31       October 31        October 31
                                                              ----------       ----------        ----------
    Occupancy -- 2004                                           59.1%             58.0%            56.2%
    Occupancy -- 2003                                           59.8%             57.5%            55.7%
    Increase (decrease)                                         (1.2%)            0.9%             0.9%

    Average Daily Rate -- 2004                                  $60.59           $58.00           $57.67
    Average Daily Rate -- 2003                                  $58.35           $57.30           $57.02
    Increase (decrease)                                          3.8%             1.2%             1.1%

    RevPAR -- 2004                                              $35.80           $33.65           $32.41
    RevPAR -- 2003                                              $34.90           $32.92           $31.75
    Increase (decrease)                                          2.6%             2.6%             2.4%

         According to Smith Travel Research, preliminary results for October 2004 indicate that RevPAR for the midscale without food and beverage segment of the lodging industry increased 6 percent to 8 percent, compared to October 2003. Most of the company's hotels are concentrated in the Midwest, including Ohio, Michigan and Illinois, where the lodging industry is recovering at a much slower rate than the rest of the country, according to Smith Travel Research.

SALES ACTIVITY

         The company sold one wholly owned AmeriHost Inn hotel in October 2004. The revenue and profit/loss from the sale of hotels, as well as the reduction of debt, will be reported in the company's financial statements during the quarter in which the sale transactions close. In addition, in November the company sold its ownership interest in a joint venture which owned a Days Inn hotel.

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Arlington Hospitality
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         Year to date, including these sales, the company has divested 14 hotels. The company has sold nine wholly owned AmeriHost Inn hotels, sold two wholly owned non-AmeriHost Inn hotels, facilitated the sale of one non-AmeriHost Inn hotel owned by a joint venture, facilitated the sale of one leased AmeriHost Inn hotel on behalf of PMC Commercial Trust (AMEX: PCC), the landlord, and sold its ownership interest in a non-AmeriHost Inn joint venture.

         The company currently has eight hotels under contract for sale, including three leased hotels, which are expected to be consummated within the next six months. When the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated.

HOTEL DEVELOPMENT ACTIVITY

         Arlington Hospitality also provides turnkey hotel development services for new construction hotel projects, including AmeriHost Inn hotels.

         During the third quarter, the company broke ground on an AmeriHost Inn & Suites hotel in Lansing, Mich. for a joint venture in which it is a partner. The company has also secured debt and equity financing commitments for an 87-room AmeriHost Inn & Suites at the Columbus, Ohio airport, and expects to begin construction in the near future, pending finalizing all closing conditions. Arlington Hospitality has been contracted to construct new AmeriHost Inn & Suites for these joint ventures.


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Arlington Hospitality
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         The company has several other projects in the pre-construction development stage. The sales and development activities set forth above do not represent guidance on, or forecasts of, the results of the company's entire consolidated operations, which are reported on a quarterly basis.

         For more information regarding Arlington's hotels for sale and development opportunities either on a joint venture or turnkey basis, contact Stephen Miller, Senior Vice President -- Real Estate and Business Development via email at stevem@arlingtonhospitality.com, or by telephone at (847) 228-5401, ext. 312.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 106-property mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 51 properties in 15 states, including 48 AmeriHost Inn hotels, for a total of 3,672 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003, reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004,and September 30, 2004 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors."


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